MANAGEMENT AGREEMENT

THIS AGREEMENT, made on this 30th day of July, 2003, by and between INTERNET STUDIOS, INC., a Nevada corporation ("Employer") and DOMINIQUE BIGLE ("Executive"), is made with respect to the following:

A. Employer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, with power to own property and carry on its business as it is now being conducted;

B. Employer is the sole owner of International Media Acquisition Group, LLC, a Delaware limited liability company, which has agreed to merge with and into RKO Pictures, LLC, a California limited liability company ("RKO"), as a result of which Employer will be the sole owner of RKO;

C. Employer is simultaneously purchasing from Executive a business formerly conducted by Executive known as "TrocaderoFilms" and desires to avail itself of the skill, knowledge and experience of Executive in order to insure the successful management of such business (the "Business");

D. The parties hereto desire to specify the terms of Executive's employment by Employer as controlling Executive's employment with Employer;

ACCORDINGLY, in consideration of the mutual covenants hereinafter set forth, the parties have agreed that from and after August 1, 2003 (the "Effective Date"), the following terms and conditions shall apply to Executive's said employment:

1. TERM OF EMPLOYMENT

Employer hereby employs Executive and Executive hereby accepts employment with Employer for the period of three (3) years (the "Term") commencing with the Effective Date, subject, however, to prior termination of this Agreement as hereinafter provided. Where used herein, "Term" shall refer to the entire period of employment of Executive by Employer hereunder, whether for the period provided above or whether terminated earlier as hereinafter provided.

2. DUTIES OF EXECUTIVE

2.1 Duties.

Executive shall perform the duties of Head of Worldwide Marketing, Licensing, and Distribution for Employer (exclusive of domestic theatrical distribution), with a particular focus on products marketed by Employer under the label "Trocadero Films" and "RKO Films." Executive shall have the official title of "President, Worldwide Distribution Division." During the Term, Executive shall perform the services contemplated to be performed by Executive faithfully, diligently, and to the best of Executive's ability, consistent with the highest and best standards of the motion picture industry. Employer acknowledges that it intends to hire additional personnel to assist Executive in the performance of Executive's duties. Executive and the personnel engaged to work with Executive shall be subject to the supervision and control of the Board of Directors of Employer and the Chief Executive Officer of Employer.

3. COMPENSATION

For Executive's services hereunder, Employer shall pay or cause to be paid as salary to Executive the amount of Two Hundred Fifty Thousand Dollars ($250,000) during each of the years of the Term. Said salary shall be payable in equal monthly installments. In addition, Executive may receive such bonuses, if any, as the Board of Directors in its sole discretion shall determine, based on Executive's individual performance, the profits derived from the Business during the prior year, and such other factors as the Board of Directors may determine to take into account. It is contemplated that the parties may agree in the future on a profit-sharing plan, which shall be negotiated in good faith. Employer's Board of Directors shall cause Executive to be appointed to fill a current vacancy on the Board of Directors of Employer.

4. VACATION; OTHER BENEFITS.

Executive shall be entitled to a vacation each year and shall participate in other employee benefits (including without limitation health insurance coverage and stock options) during the Term in accordance with Employer's policies and programs applicable to all senior officers of Employer.

5. BUSINESS EXPENSES.

Executive shall be entitled to reimbursement by Employer for any ordinary and necessary business expenses incurred by Executive in the performance of Executive's duties and in acting for Employer during the Term, including travel, automobile expenses, and entertainment, which types of expenditures shall be determined by the Board of Directors pursuant to a policy applicable to all senior officers of Employer, provided that:

5.1 Each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of Employer as a business expense and not as deductible compensation to Executive; and

5.2 Executive furnishes to Employer adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as deductible business expenses of Employer and not as deductible compensation to Executive.

6. TERMINATION

6.1 Termination.

Employer may terminate this Agreement at any time without further obligation or liability to Executive, by action of the Board of Directors, if Executive fails to perform or habitually neglects Executive's duties in a grossly negligent manner, if Executive engages in illegal or dishonest activity which materially adversely affects Employer's reputation in the community or which evidences the lack of Executive's fitness or ability to perform Executive's duties as determined by the Board of Directors in good faith, or if Executive is found to be physically or mentally incapable of performing Executive's duties for a period of ninety (90) days or greater by the Board of Directors in good faith. Such termination shall not prejudice any remedy which Employer may have at law, in equity, or under this Agreement. Termination pursuant to this Section 6.1 shall become effective immediately upon notice of termination.

6.2 Death of Executive.

In the event of the death of Executive, this Agreement shall terminate automatically.

6.3 Effect of Termination.

In the event of the termination of this Agreement prior to the completion of the Term for any of the reasons specified in Section 6.1 or 6.2 hereof, Executive (or Executive's representative) shall be entitled to the salary earned by Executive prior to the date of termination as provided for in this Agreement, computed pro rata up to and including that date; but Executive shall be entitled to no further compensation for services rendered after the date of termination.

7. GENERAL PROVISIONS

7.1 Trade Secrets.

During the Term, Executive will have access to and become acquainted with what Executive and Employer acknowledge are trade secrets of Employer, to wit, knowledge or data concerning Employer's business, its assets, employees, financial condition, and customers, including such customers' identity, operations, and business. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Term or for a period of one (1) year after the termination of this Agreement, except as required in the course of Executive's employment with Employer.

7.2 Post-Employment Restrictions.

During the Term and for a period of one (1) year after the termination of this Agreement, except as required in the course of Executive's employment with Employer:

7.2.1 Executive shall not interfere with or solicit any of Employer's employees, or induce, directly or indirectly, any employee to leave the employ of Employer or induce a consultant, agent, representative or independent contractor (paid or unpaid) to sever his, her, or its relationship with Employer;

7.2.2 Induce any employee, consultant agent, representative, contact, or independent contractor (paid or unpaid) to divulge information respecting Employer, its strategic plan, business, practices, its suppliers, customers, sources of financing, or other key business relationships;

7.2.3 Disrupt any of Employer's relationship with its suppliers, customers, sources of financing, or other key business relationships;

7.2.4 Solicit any of the suppliers, customers, sources of financing, or other key business relationships to terminate or diminish their relationship with Employer;

7.2.5 Utilize any of Employer's business relationships, proprietary practices, processes or procedures, whether in place or in development, in furtherance of the business of Executive;

7.2.6 Engage in any activities which are likely to cause any person or entity to confuse such activities with those of Employer; or

7.2.7 Make any statement, publicly or privately, which would disparage Employer, any of its businesses or any director, manager or officer of Employer or would have a deleterious effect upon the interests of Employer, any of its businesses, or the owners of any of them; provided, however, that nothing contained in this paragraph shall preclude Executive from making any statement in good faith that is required by law, regulation or order of any court or regulatory commission, department or agency.

7.3 Return of Documents.

Executive expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used and/or developed by Executive during the Term are solely the property of Employer, and that Executive has no right, title or interest therein. Upon termination of this Agreement, Executive or Executive's representative shall promptly deliver possession of all of said property to Employer in good condition.

7.4 Notices.

All notices, requests, demands, and other communications under this Agreement must be in writing and will be considered to have been duly given on the date of service if served personally or by facsimile on the party to whom notice is to be given, or on the second (2nd) day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To Executive at:

Dominique Bigle
269 So. Beverly Dr., #1051
Beverly Hills, CA 90212
United States
Facsimile (310) 552-4993

With a copy to:

Gerard J. Soussan, Esq.
9595 Wilshire Blvd., Suite 502
Beverly Hills, CA 90212-2055
Facsimile (310) 859-3463

To Employer at:

Internet Studios, Inc.
#207-1040 Hamilton Street
Vancouver, B.C.
V6B 2R9
Canada
Attention: Mr. Mark Rutledge
Facsimile (604) 632-1607

With a copy to:

Leslie S. Klinger, Esq.
Kopple & Klinger, LLP
10866 Wilshire Blvd., Suite 1500
Los Angeles, CA 90024
United States
Facsimile (310) 475-2459

7.5 Benefit of Agreement.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns.

7.6 Loanout.

Employer understands that Executive is currently legally working in the U.S. on an O-1 visa for 24/7 Entertainment, LLC, a California limited liability company. Accordingly, until such time as Executive shall adjust his immigration status to Permanent Resident status in the U.S., this Management Agreement shall be deemed to be entered into by and between Employer and 24/7 Entertainment, LLC, ("24/7") which shall provide the services of Executive to Employer in accordance with the terms of this Agreement. During such period, Employer shall pay all amounts otherwise due to Executive under this Agreement to 24/7, which shall assume sole responsibility for payments to Executive and shall indemnify and hold Employer harmless from any claims by Executive with respect to such payments. In addition, during such period, Employer shall make no withholdings of payroll taxes with respect to such payments, and 24/7 shall indemnify and hold Employer harmless for any liability incurred by Employer pursuant to Chapters 21, 23, or 24 of the Internal Revenue Code of 1986, as amended, or any comparable state or local law with respect to payments to 24/7 hereunder.

7.7 Applicable Law.

This Agreement is to be governed by and construed under the laws of the State of California.

7.8 Captions and Section Headings.

Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

7.9 Invalid Provisions.

Should any provisions of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent Jurisdiction, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

7.10 Entire Agreement.

This Agreement contains the entire agreement of the parties. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Employer. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by Employer and Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

INTERNET STUDIOS, INC.
("Employer")
By /s/ Signed

/s/ Dominique Bigle
DOMINIQUE BIGLE ("Executive")